Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS [*****], HAS BEEN OMITTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT PROFICIENT AUTO LOGISTICS, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

January 21, 2025

Mr. John Skiadas

Dear John:

Per our recent discussions, we have mutually determined that it is in both the Company’s and your interests to move you into an advisory role to facilitate Delta Auto Transport’s (“Delta”) integration into Proficient Auto Logistics, Inc. (the “Company” or “PAL”), for a defined period of time, after which you will transition out of Delta and the Company to pursue outside opportunities.

The terms of your new position with the Company (this “Position”) are contained below and will amend, modify and supplement the Employment Agreement among you, Delta and the Company, dated as of December 21, 2023 (the “Initial Agreement”), as amended by that certain Offer Letter dated as of May 24, 2024 (the “Offer Letter”, together with the Initial Agreement, the “Employment Agreement”), as provided herein. Terms used but which are not defined herein, shall have the meaning ascribed to such terms in the Initial Agreement.

Title:	Advisor, Delta Auto Transport
Reporting Responsibility:	Amy Rice – President & COO
Annual Base Salary:	$250,000/year
Pay Schedule:	Bi-Weekly
Effective Date:	12/16/2024
Termination Date:	2/28/2025

12276 San Jose Blvd, Suite 426, Jacksonville, FL 32223

●	Responsibilities for this Position include:

▪	Documenting an inventory of remaining prior responsibilities and working with the VP of Operations for the East region (“VPOE”) to ensure an orderly transition of those items.

▪	Scheduling and attending a customer visit with [*****] to introduce the VPOE. In advance thereof, provide history of customer relationship, nature of business/contacts, any issues, etc. to VPOE.

▪	Joint visits to primary Delta terminals with VPOE to facilitate knowledge transfer around location-specific operating parameters, make introductions to drivers and other staff, etc.

▪	Support property-related workstreams to enable office trailer installation and consolidation of Delta and Tribeca resources.

▪	Continue/complete relocation of personal equipment to maximize parking and shop capacity.

▪	Initial meetings with VPOE to provide overview and history of company and staff, customer relationships, Delta’s approach to the market, etc. After initial sessions, make yourself available to meet and/or answer questions as needed within reasonable business hours.

▪	Facilitate retention of staff and drivers through positive interactions that show support for the leadership transition and PAL’s future.

▪	Aligned communication around your transition out, which balances your personal desire to run your other business interests and your support of Delta and PAL’s leaders to develop and retain talent, grow the business and continue a strong legacy, and in connection therewith, discontinue the delegation of other business and personal tasks to Company employees as a part of and in connection with their roles and responsibilities to the Company by the Termination Date.

▪	Other transitional needs, as identified and reasonably requested.

▪	While it is not anticipated that these responsibilities will consume 40 hours per week, especially as the term elapses, it is expected that you will make yourself available to address these responsibilities up to a maximum of 40 hours per week.

●	The parties hereby agree that the Employment Period shall end on the Termination Date; provided, that the parties may mutually agree to extend the Termination Date of the Position by up to 90 days. Such extension, if any, shall be mutually agreed to by the Company and Advisor and documented in writing.

●	Notwithstanding anything contained in the Employment Agreement (including Section 4(b) of the Initial Agreement), Advisor shall not be eligible to earn an Annual Bonus.

●	Advisor shall be provided with retirement, health, welfare and other fringe benefits the same or comparable to the retirement, health, welfare and other fringe benefits for other employees of Delta.

●	Advisor shall retain the use of one Company vehicle (2024 GMC Pickup Truck) during the term of this Position, which title shall be transferred to him personally upon termination of his employment with the Company, free and clear of any lien or encumbrance.

●	Advisor shall be nominated by the Company’s Nominating Committee for re-election to the Company’s Board of Directors at the next stockholder meeting where directors in the Advisor’s class are standing for election.

●	Effective as of the Effective Date, Advisor hereby resigns from the officer role as the President of Delta Automotive Services, LLC dba Delta Auto Transport but only in Advisor’s position as an officer of Delta, without any effect as to Advisor’s employment status with the Company.

●	After the Termination Date, Advisor will be permitted to keep his two (2) Apple iPhone devices owned by the Company and the laptop computer issued to him by the Company.

●	Advisor will be permitted to port his telephone numbers (908-334-3175 and 908-635-2606) to his own personal phone plan and the Company will take commercially reasonable steps to authorize or approve such transfer; provided, that the Company shall not be responsible for any fees and expenses incurred in connection with such telephone numbers, including in connection with any cell phone plan associated with such telephone numbers, after the Termination Date.

Upon termination of the Position with the Company:

●	The Company shall continue to pay Advisor his Base Salary until the earlier of (i) six months from the Termination Date (without regard to any mutually agreed extension of the Termination Date) and (ii) August 31, 2025, in each case at the rate of $250,000 per year, which payment shall be in lieu of any Severance Pay otherwise payable to Advisor under and pursuant to the Employment Agreement (including under Section 5 of the Initial Agreement); provided, that such Severance Pay remains contingent upon Advisor executing a severance agreement, as described in further detail in Section 5(c) of the Initial Agreement, in the form attached hereto as Exhibit A (the “Severance Agreement”), and Advisor’s reasonable cooperation with the Company on legal and business matters upon the Company’s reasonable request for the duration of the Severance Pay, which requests shall be made only when reasonably necessary and for which the Company will reimburse Advisor for necessary out-of-pocket expenses associated with such requests; provided, further that Severance Pay shall not be payable during any extension of Advisor’s employment with the Company.

●	The Company shall pay the full COBRA premium for Advisor’s health, dental, and vision benefits (if any) from the date of termination until the earlier of (i) six months from the Termination Date and (ii) December 31, 2025; provided, that the foregoing remains contingent upon Advisor executing the Severance Agreement.

This modification of Position, Compensation, Term of Employment and Termination Date (“Modification”) represents the complete understanding between you and the Company. Except as expressly amended by this Modification, all the other terms and provisions of the Employment Agreement shall remain in full force and effect and this Modification does not supersede any of such agreements; provided, however, to the extent that this Modification conflicts with a provision of the Employment Agreement, this Modification shall control. For the avoidance of doubt, the restrictive covenants set forth in Sections 6 and 11 of the Initial Agreement, and related enforcement provisions, along with the Confidentiality, Non-Disclosure Agreement and Intellectual Property Agreement, entered into by and between Advisor and the Company, dated as of May 24, 2024, shall remain in full force and effect. No other promises or agreements shall be binding unless in writing and signed by both parties.

Please note that your employment with the Company will continue to be “at will” and either you or the Company may terminate your employment at any time; provided, however, that if the Company terminates Advisor’s employment prior to the Termination Date, Advisor will be entitled to the Severance Pay.

John, we appreciate your contributions to the success of Proficient Auto Logistics. Please do not hesitate to contact us with any questions that you may have.

Sincerely,

/s/ Amy Rice
Amy Rice
President & COO of Proficient Auto Logistics, Inc.

/s/ Rick O’Dell
Rick O’Dell
Vice President of Delta Automotive Services, LLC (d/b/a Delta Transport)

Acknowledgement of Receipt and Acceptance of this Offer:

BY:	/s/ John Skiadas	Date:	January 26, 2025
John Skiadas